Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59172, 333-64362, 333-75292, 333-88764, and 333-117812 on Form S-8 and Nos. 333-116237 and 333-120013 on Form S-3 of our reports dated February 16, 2006 relating to the consolidated financial statements of Cytyc Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cytyc Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 16, 2006